Exhibit 99.1

For Immediate Release	Media Contact:	Ginger Jewell
September 22, 2017		(904) 390-1457
gjewell@landstar.com

LANDSTAR EXPANDS MEXICO OPERATIONS

WITH OPENING OF LANDSTAR METRO

Landstar Metro Provides Intra-Mexico Transportation Logistics Services

Jacksonville, Fla. - Landstar System, Inc. (NASDAQ:LSTR), a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services, today announced it has opened Landstar Metro in Mexico City, Mexico as part of its expanded Mexico services.

The new operation provides Mexico freight and logistics services within the country of Mexico and in conjunction with Landstar’s U.S. / Mexico cross-border services at 11 border-crossing points. Landstar Metro is a full-service transportation logistics provider with access to truckload, less-than-truckload and expedite third-party capacity, with the benefits of Landstar’s North American freight transportation network and management services.

“With Landstar Metro, we have added the final piece – in-country freight management services — to our cross-border and Mexico freight transportation operations,” said Landstar Transportation Logistics Executive Vice President of Operations Eric Meyer. “Opening a location in Mexico enables Landstar to seamlessly serve the needs of our customers throughout North America.”

Landstar has provided Mexico cross-border services for more than 20 years. In January 2017, the company opened its state-of-the-art Landstar U.S./Mexico Logistics Service Center in Laredo, Texas. This 31,000-square-foot logistics facility is on a highly secured, 50-acre C-TPAT certified site that includes a 30-bay cross-dock and transload facility, and a custom-designed 120-ton, stand-alone bridge crane for heavy/specialized freight.

Landstar’s complete Mexico service offerings include truckload, rail, LTL, transload and customs brokerage. Manufacturers and shippers that want more information about Landstar’s intra-Mexico and cross-border services can email mexicosales@landstar.com or call 1-800-872-9474.

About Landstar

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2008 quality management system standards and RC14001:2013 environmental, health, safety and security management system standards. Landstar System, Inc. (www.landstar.com) is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

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